Exhibit 10.7

Member FINRA/SIPC
1461 Glenneyre Street, Suite D
Laguna Beach, CA 92651
Phone (866) 209-1955

April 14, 2026

CONFIDENTIAL

Siyata PTT

1751 Rue Richardson, Suite 2207

Montreal, QC H3K 1G6

This is to confirm our understanding pursuant to which Siyata PTT, a corporation incorporated under the laws of the Cayman Islands (the “Company”), has agreed (the “Agreement”), to engage Digital Offering, LLC (“DO”), to act as its exclusive financial advisor during the Term (as defined below).

1. Scope of Engagement. In connection with this engagement, we will perform such general financial advisory services for you as are customary and appropriate in engagements of this type and as you may reasonably request and to which we agree, including but not limited to, advising the Company on matters relating to a direct listing to a major U.S. exchange, initial public offering, reverse merger into a public company, SPAC business combination or other transaction that results in the Company’s listing on a major U.S. exchange (each, a “Go-Public Transaction”), assist the Company with the preparation of a registration statement and coordinate, as applicable in the event of a direct listing, with the Financial Regulatory Authority and the Company’s chosen U.S. national securities exchange in relation to the Company’s readiness to trade, advise the Company on any potential financing alternative, including the structuring, negotiation, and facilitation of such alternatives, and provide such other investment banking or financial advisory services mutually agreed upon by the parties. In addition, if required assist the Company in (i) its business and corporate development; (ii) assembling a team to facilitate a Reg CF offering; (iii) in the contemplated marketing and development of the Company for the offering; and (iv) in the drafting of the offering statement. During the Term, DO shall provide the Company with such regular and customary financial advisory services as are reasonably requested by the Company, provided that DO shall not be required to undertake duties not reasonably within the scope of the financial advisory services in which it is generally engaged. It is understood and acknowledged by the parties that the value of DO’s advice is not measurable in a quantitative manner and DO shall be obligated to render advice, upon the request of the Company, in good faith, but shall not be obligated to expend any specific amount of time in so doing.

2. Fees. The Company agrees to pay an advisory fee of $25,000 which shall be paid on the signing of this Agreement. In addition, for our financial advisory services rendered hereunder, the Company will pay to DO the following compensation:

A.	In connection with any Go-Public Transaction that closes within the Term (as defined below), the fees appearing in Schedule B attached hereto (the “Fee Schedule”) shall be earned by and paid to DO by the Company upon the closing of such Go-Public Transaction, the further reasonable and customary terms of which shall be mutually agreed upon under separate advisory, placement agency, engagement, and/or underwriting agreements.

B.	If the Company elects to consummate a committed capital facility (“Synthetic ATM”), equity line of credit, venture debt, convertible debt, mezzanine debt or a senior debt financing transaction by the Company (the “Offering”), as compensation to Digital Offering for its services hereunder, a cash placement fee (the “Placement Fee”) shall be equal to 3% of the gross proceeds of the transaction sourced by Digital Offering in each sale of securities by the Company. In the case of a Synthetic ATM (ELOC), such fee shall be due and payable on the last day of the month for all sales made by the Company. Notwithstanding the above, in the event the Company completes a financing with Hudson Global Ventures LLC, Agile Hudson Partners, Agile Capital and any other affiliated entity then the Company shall pay Digital Offering a fee of one and half (1.5%) percent.

C.	The Company and DO acknowledge and agree that, in the course of performing the advisory services hereunder, DO (as the Company’s advisor) may communicate with or introduce the Company to third parties (including, but not limited to investors or lenders) who may be interested in providing financing to the Company (a “Financing”) or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), or other similar transaction (any such transaction, a “Transaction”). The Company agrees that if during the term of this Agreement or within twelve (12) months from the effective date of the termination of this Agreement either the Company or any party to whom the Company was introduced, directly or indirectly, by DO, or who was contacted by DO on behalf of the Company in connection with its financial advisory services for the Company (“DO Party”), proposes a Financing or any Transaction involving the Company and DO Party, then, if any such Financing or Transaction is consummated during such period, the Company shall pay to DO fees in accordance with Schedule B hereto (the “Fee Schedule”). Such fees shall be payable to DO in cash at the closing or closings of the Financing or Transaction to which it relates.

3. Expense Allowance. In addition to the payment to DO of the fees set forth in Section 2 hereof, the Company agrees to pay DO up to $25,000 for all non-accountable expenses incurred by DO in connection with its engagement hereunder. Notwithstanding the foregoing, the further reasonable and customary expenses of which shall be mutually agreed upon under separate advisory, placement agency, engagement, and/or underwriting agreements.

4. Independent Contractor. We have been retained to advise the Company only. Our services hereunder shall constitute services of an independent contractor, and our engagement hereunder is not deemed to be on behalf of, and is not intended to confer rights upon any shareholder, owner, partner, employee or creditor of the Company, or any person not a party hereto. Our role hereunder is advisory only and does not constitute a fiduciary or agency relationship between DO and the Company or its securityholders.

5. Disclosure. All written or oral opinions, advice and materials provided by DO in connection with our engagement hereunder are intended solely for the benefit and internal use of the Company and no such opinion, advice or materials will be publicly reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose.

6. Indemnity. The provisions contained in Schedule A attached hereto (the “Indemnity”) are hereby incorporated into this Agreement. The Indemnity forms part of this Agreement and part of the consideration for entering into this Agreement.

7. Term and Termination. Our engagement hereunder shall begin on the date hereof and terminate upon the twelve (12) month anniversary following the date hereof, subject to the mutual agreement to the parties’ ability to extend such term by successive six (6) month periods until earlier terminated (the “Term”); provided, however, that no such termination will affect the indemnification contemplated by Section 4 or the Indemnity. This Agreement may be terminated by (i) the Company, upon thirty (30) business days’ prior written notice after the six (6) month anniversary of this Agreement and (ii) DO, by giving written notice at any time.

8. Right of First Refusal. If, from the date hereof until the twelve (12) month anniversary following consummation of a Go-Public Transaction that occurs during the Term of this agreement (subject to FINRA Rule 5110(g)(6)(A)), the Company or any of its subsidiaries decides to raise funds by means of a public offering (including an “at-the-market” facility) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities using an underwriter or placement agent, DO (or any affiliate designated by DO) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If DO or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.

9. Announcements. The Company agrees that it shall not make any public announcement with respect to the execution of this Agreement or our role as financial advisor to the Company, unless required by law, rule or regulation. If any such disclosure is so required, the Company will give DO advance notice to the extent legally permissible. Notwithstanding the foregoing, in the event of the consummation or public announcement of any offering, DO shall have the right to disclose its participation in such offering, including, without limitation, the offering at its cost of “tombstone” advertisements in financial and other newspapers and journals.

10. Confidentiality. Except as required by law, this Agreement and the services and advice to be provided by DO hereunder, shall not be disclosed to third parties without DO’s prior written permission. DO agrees to not disclose confidential details about the Company or the details of the services to be provided to the Company to any third parties without the Company’s prior written permission.

11. Conflicts. Nothing in this Agreement shall be construed to limit the ability of DO to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship.

12. Miscellaneous. Nothing in this Agreement is intended to obligate or commit DO or any of its affiliates to provide any services other than as set out above. Notwithstanding anything in this Agreement to the contrary, it is understood that we are not undertaking to provide any legal, regulatory, accounting or tax advice in connection with our engagement hereunder, and the Company will rely solely upon its own experts for advice of such nature. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. In order to comply with the USA Patriot Act, DO must obtain, verify and record information that identifies each entity (or individual) that enters into a business relationship with DO. As a result, in addition to the Company’s corporate name and address, DO may require the Company’s corporate tax identification number and certain other information. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Company agrees not to assign its obligations hereunder without the prior written consent of DO. This Agreement (including Schedule A hereto) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements, whether written or oral, should they exist with respect thereto and may not be amended except in writing, signed by both of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any laws relating to conflicts of laws. Each of DO and the Company (on its own behalf and, to the extent permitted by applicable law, on behalf of its affiliates and shareholders) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of DO pursuant to, or the performance by DO of the services contemplated by, this agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect pursuant to the terms hereof.

We are pleased to proceed with this engagement and look forward to working with the Company. If the foregoing is in accordance with your understanding, please indicate your agreement to the above terms and conditions by signing the enclosed copy of this Agreement and returning it to us.

Yours very truly,

DIGITAL OFFERING, LLC

By:	/s/ Gordon McBean
Name:	Gordon McBean
Title:	CEO

The foregoing is in accordance with our understanding and is accepted and agreed to by us as of the date first written above.

SIYATA PTT

By:	/s/ Marc Seelenfreund
Name:	Marc Seelenfreund
Title	Chief Executive Officer

Schedule A

In connection with your engagement (the “engagement”) pursuant to the letter agreement (the “Agreement”) to which this Schedule A is attached, as such Agreement may be amended from time to time, Siyata PTT (the “Company” or “you”) agrees to indemnify and hold harmless Digital Offering, LLC (“DO”) and its affiliates, the respective directors, officers, partners, agents and employees of DO and its affiliates, and each other person, if any, controlling DO or any of its affiliates (collectively, “Indemnified Persons”), from and against, and the Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its owners, parents, affiliates, officers, directors, employees, security holders or creditors for, any losses, claims, damages and liabilities (including actions or proceedings in respect hereof) (collectively “Losses”) (A) related to or arising out of (i) the Company’s actions or failures to act (including statements or omissions made, or information provided, by the Company or its agents) or (ii) actions or failures to act by an Indemnified Person with the Company’s consent or in reliance on the Company’s actions or failures to act, or (B) otherwise related to or arising out of the engagement or DO’s performance thereof (including in case of (A) and (B) any related activities and services rendered prior to the date hereof), except that clause (B) shall not apply to any Losses that are finally judicially determined (not subject to appeal) by a court of competent jurisdiction to have resulted solely and directly from DO’s bad faith or gross negligence. If such indemnification is for any reason not available or insufficient to hold the Indemnified Persons harmless, the Company agrees to contribute to the Losses involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company and by DO with respect to the engagement or, if such allocation is judicially determined to be unavailable, in such proportion as is appropriate to reflect not only the relative benefits but also other equitable considerations such as the relative fault of the Company (and its affiliates and its and their respective directors, officers, employees, advisors and agents on the one hand, and of DO on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Persons shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received by DO from the Company in connection with the engagement. Relative benefits to the Company, on the one hand, and DO, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or received or proposed to be paid or received by the Company or its security holders, creditors and other affiliates, as the case may be, pursuant to the transaction(s), whether or not consummated, contemplated by the engagement bears to (ii) all fees actually received by DO in connection with the engagement.

The Company will reimburse each Indemnified Person for all expenses (including without limitation fees and disbursements of counsel and expenses incurred in connection with preparing for and responding to third party subpoenas) as they are incurred by such Indemnified Person in connection with investigating, preparing for, pursuing, settling, compromising or defending or otherwise being involved in any action, claim, investigation, inquiry, arbitration or other proceeding (“Action”) referred to above (or enforcing this agreement or any related engagement agreement), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party, and whether or not such Action is initiated or brought by DO. The Company further agrees that it will not settle or compromise or consent to the entry of any judgment, either as principal or participant in, or otherwise seek to terminate any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) or participate or otherwise facilitate any such settlement, compromise, consent or termination unless the Company has given DO reasonable prior written notice thereof and unless (i) DO, by name, and the other Indemnified Persons, by description, are included in any release or settlement agreement, whether or not DO and the other Indemnified Persons are named as defendants in such litigation or proceeding, (ii) DO and the other Indemnified Persons are unconditionally released from all claims and liabilities asserted or which could have been asserted in such litigation, investigation or proceeding, (iii) there is no statement in any such release or settlement agreement as to an admission of fault, culpability or failure to act by or on behalf of DO or the other Indemnified Persons and (iv) such settlement, compromise, consent or termination is reasonably satisfactory in form and substance to DO.

If an Indemnified Person has sought indemnification hereunder in connection with an Action brought by a third party that is also brought against the Company, the Company may, in Actions other than those brought by or on behalf of the Company, upon written notice to such Indemnified Person, assume the defense thereof, by retaining counsel reasonably satisfactory to such Indemnified Person and pay the fees and expenses of such counsel. Any Indemnified Person shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel incurred after receipt of such notice from the Company shall be at the expense of such Indemnified Person (but not other out-of-pocket defense or investigation expenses incurred by or on behalf of such Indemnified Person, which expenses shall be reimbursed by the Company pursuant to the indemnification or reimbursement provisions hereunder) unless (a) the Company has agreed in writing to pay the fees and expenses of such counsel, (b) the Company shall have failed to timely assume the defense of such Action or retain counsel reasonably satisfactory to such Indemnified Person, or (c) the targets of or named parties to any such Action (including any impleaded parties) include any of the Company (or an affiliate thereof) and such Indemnified Person, and, as reasonably determined by counsel to such Indemnified Person, (i) there may be legal defenses available to such Indemnified Person or another Indemnified Person that are different from or additional to those available to the Company (or such affiliate) or that would make representation of such parties by the same counsel inadvisable or inappropriate, or (ii) the representation of such parties by the same counsel would be inappropriate due to an actual or potential conflict of interest (in the case of either of the foregoing clauses (b) or (c), if such Indemnified Person notifies the Company in writing that it elects to retain separate counsel, (A) the Company shall not have the right to assume the defense of such Action on behalf of such Indemnified Person, and (B) such Indemnified Person may employ separate counsel to represent or defend it in any such Action and the Company will pay the reasonable and documented fees and expenses of such counsel (in addition to local counsel); provided, however, that the Company will not be required to pay the fees and expenses of more than one separate law firm for all Indemnified Persons in any jurisdiction (in addition to local counsel) in any single Action except to the extent that separate counsel is reasonably necessary based on potential or actual conflicts of interest between the Indemnified Persons.

Schedule B

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

1. Upon the signing of this Agreement:

In compensation for this financial advisory work, the Company shall grant to DO and/or its affiliates a stock fee (the “Advisory Warrants”) in the form of warrants equal to one percent (1.0%) of the fully diluted shares outstanding, which includes the conversion of any currently outstanding securities that are convertible into the Company’s common shares (the “Shares”) at an exercise price of $.001 per share. The warrants will expire five years after the date of this Agreement. The warrants will contain customary terms and conditions, including without limitation, provisions for cashless exercise and customary piggyback registration rights and shall be registered in connection with such Go-Public Transaction (as defined below). The Company shall issue the Advisory Warrants within three (3) business days of the execution of this Agreement.

2. In the event of a Go-Public Transaction Financing or Initial Public Offering or a Financing pursuant to Section 2(b) (other than a Direct Listing):

The Company shall compensate DO as follows:

i.	The Company shall pay DO a cash fee, or as to an underwritten offering, an underwriter discount, equal to 7.0% of the aggregate gross proceeds raised in each Financing. In addition, upon the exercise for cash of any options or warrants issued to investors in each Offering, the Company shall pay DO, within five (5) business days of the Company’s receipt of the exercise price, a cash fee of 7.0% of the aggregate gross exercise price paid in cash with respect thereto.

ii.	The Company shall issue to DO or its designees, upon the closing of each Financing, warrants (the “DO Warrants”) to purchase that number of shares of common stock of the Company equal to 7.0% of the aggregate number of shares of common stock (or common stock equivalents, if applicable) placed in each Financing (and if an Financing includes a “greenshoe” or “additional investment” component, such number of shares of common stock underlying such “greenshoe” or “additional investment” component, with the DO Warrants issuable upon the exercise of such component). Upon any exercise for cash of any options or warrants issued to investors in each Financing under this Agreement, the Company shall issue DO (or its designees), within five (5) business days of the Company’s receipt of the exercise price, the DO Warrants to purchase that number of shares of common stock of the Company equal to 7.0% of the aggregate number of such shares of common stock underlying such warrants that have been so exercised. If the Securities included in a Financing are convertible, the DO Warrants shall be determined by dividing the gross proceeds raised in such Financing by the Offering Price (as defined hereunder). The DO Warrants shall be in a customary form reasonably acceptable to DO, have a term of five (5) years and an exercise price equal to 125% of the offering price per share (or unit, if applicable) in the applicable Offering and if such offering price is not available, the market price of the common stock on the date an Financing is commenced (such price, the “Offering Price”). In addition, the Company agrees to file a resale registration statement with the U.S. Securities and Exchange Commission for the shares underlying the DO Warrants. If warrants are issued to investors in an offering, the DO Warrants shall have the same terms as the warrants issued to investors in an Offering and shall be entitled to the same registration rights as the warrants issued to investors in the applicable Financing, subject to the applicable FINRA rules, except that such DO Warrants shall have an exercise price equal to 125% of the offering price per share (or unit, if applicable) in the applicable Financing.

3. In the event of a Go-Public Transaction that is a Direct Listing:

For any Go-Public Transaction that is a direct listing, the Company shall owe to DO an advisory fee of $200,000 upon consummation of such direct listing, and this amount shall be paid to DO upon completion of an offering.

4. In the event of a Reverse Merger, Merger, Business Combination or other M&A Go Public Transaction or a Transaction Pursuant to Section 2(b):

The Company shall pay to DO in cash at the closing or closings of any Transaction a fee equal to two percent (2.0%) of Transaction Consideration as defined below. The amount of Transaction Consideration shall include, for purposes of calculating such fee, all forms of consideration paid or received, directly or indirectly, by the Company and/or its stockholders in such Transaction, including, without limitation, cash, securities, notes or other evidences of indebtedness, assumption of liabilities (whether by operation of law or otherwise), or any combination thereof. If all or portion of the consideration paid in the Transaction is other than cash or securities, then the value of such non-cash consideration shall be the fair market value thereof on the date the Transaction is consummated as mutually agreed upon in good faith by the Company and DO. If such non-cash consideration consists of common stock, options, warrants or rights for which a public trading market existed prior to the consummation for the Transaction, then the value of such securities shall be determined based upon the closing or last sales price thereof on the date of the consummation of the Transaction. If such non-cash consideration consists of newly-issued, publicly-traded common stock, options, warrants or rights for which no public trading market existed prior to the consummation of the Transaction, then the value thereof shall be the average of the closing prices for the twenty (20) trading days subsequent to the fifth trading day after the consummation of the Transaction. In such event, the fee payable to DO pursuant to this Section 2 shall be paid on the thirtieth (30th) trading day subsequent to consummation of the Transaction. If no public market exists for the common stock, options, warrants or other rights issued in the Transaction, then the value thereof shall be as mutually agreed upon in good faith by the Company and DO. If the non-cash consideration paid in the Transaction consists of preferred stock or debt securities (regardless of whether a public trading market existed for such preferred stock or debt securities prior to consummation of the Transaction or exists thereafter), the value thereof shall be the maximum liquidation value (without regard to accrued dividends) of the preferred stock or the principal amount of the debt securities, as the case may be. Any amounts payable by a purchaser to the Company, any stockholder of the Company or an affiliate of either the Company or any stockholder of the Company in connection with a non-competition, employment, consulting, licensing, supply or other agreement (or payable by the Company if the Company is the acquiring entity) shall be deemed to be part of the consideration paid in the Transaction. If all or a portion of the consideration payable in connection with the Transaction includes contingent future payments, then the Company shall pay to DO an additional cash fee, determined in accordance with this Section 2, as, when and if such contingency payments are received. However, in the event of an installment purchase at a fixed price and fixed time schedule, the Company agrees to pay DO, upon consummation of such Transaction, an additional cash fee, determined in accordance with Section 2 based upon the present value of such installment payments using a discount rate of ten percent (10%). If with respect to any non-cash consideration the Company and DO are unable to agree on the fair market value thereof, then such value shall be determined by submission of the question to a reputable appraisal firm with experience valuing property of the nature of the subject consideration acceptable to the Company and DO (the fees and expenses of whom shall be borne equally by the Company and DO).

5. In the event of a Reg CF Transaction

The Company understands that DO is not licensed to conduct a Reg CF Offering and as such will not act as a placement agent in connection with any Reg CF financing transactions and DO is solely acting as an advisor as provided hereunder. All such capital raising activities will be done through a licensed broker dealer approved to conduct Reg CF offerings, which shall charge the Company placement fees directly outside of this Agreement. DO shall not participate in such fees charged.

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